Exhibit 5.2

LEWISRICE
314.444.7600 (direct) 314.241.6056 (fax) www.lewisrice.com	FINGERSH Attorneys at Law	600 Washington Avenue Suite 2500 St. Louis, Missouri 63101

May 28, 2014

Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144

RE:	Registration Statement No. 333-194459;
Up to 2,875,000 5.25% Tangible Equity Units
Ladies and Gentlemen:
We have acted as counsel to Post Holdings, Inc., a Missouri corporation (the "Company"), in connection with the issuance of up to 2,875,000 5.25% Tangible Equity Units (the “Units”) pursuant to the Company’s registration statement on Form S-3 (No. 333-194459), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus dated May 19, 2014 contained therein (the “Base Prospectus”), and the Prospectus Supplement, dated May 21, 2014 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the offer and sale of the Units by the Company pursuant to an Underwriting Agreement, dated May 21, 2014 (the “Underwriting Agreement”), between the Company and Barclays Capital Inc., as representative of the several underwriters listed in Schedule I attached to the Underwriting Agreement. Each of the Units has a stated amount of $100.00 and is comprised of: (A) a prepaid Purchase Contract (each, a “Purchase Contract”) issued under the Purchase Contract Agreement, dated as of May 28, 2014 (the “Purchase Contract Agreement”), between the Company and U.S. Bank National Association, as Purchase Contract Agent; and (B) an Amortizing Note (each, an “Amortizing Note”) issued under the Senior Indenture, dated as of May 28, 2014 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee, as supplemented by the Supplemental Indenture, dated as of May 28, 2014 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) under Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Units.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Established 1909

LEWISRICE
FINGERSH
Post Holdings, Inc.
May 28, 2014

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof (the “Articles of Incorporation”); (ii) the Bylaws of the Company, as amended through the date hereof (the “Bylaws”); (iii) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Units under the Registration Statement and the Prospectus; (iv) the Registration Statement and Prospectus; (v) the Underwriting Agreement; (vi) the Purchase Contract Agreement; (vii) the Indenture; (viii) the global unit evidencing the Units; (ix) the global purchase contract representing the Purchase Contracts; and (x) the global note evidencing the Amortizing Notes. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments, and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein. As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the legal capacity of natural persons who are signatories to the documents examined by us; the accuracy, completeness and authenticity of certificates of public officials; the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents; and the legal power and authority of all persons (other than officers of the Company) signing on behalf of the parties to all documents.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
1.The Units and Purchase Contracts, upon proper execution, delivery and authentication in accordance with the provisions of the Purchase Contract Agreement, when issued by the Company in the manner contemplated by the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with and subject to their respective terms and the terms of the Purchase Contract Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by general equitable principles (whether considered in a proceeding at law or in equity), and except that no opinion is expressed as to the availability of the remedy of specific performance;
2.    The Notes, upon proper execution, delivery and authentication in accordance with the provisions of the Indenture when issued by the Company in the manner contemplated by the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with and subject to their terms and the terms of the Indenture, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by general equitable principles (whether considered in a proceeding at law or in equity), and except that no opinion is expressed as to the availability of the remedy of specific performance; and
3.    The shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), when issued upon settlement of the Purchase Contracts and in accordance with the terms of the Purchase Contract Agreement, will be validly issued, fully paid and nonassessable.

LEWISRICE
FINGERSH
Post Holdings, Inc.
May 28, 2014

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2014 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Sincerely,
LEWIS, RICE & FINGERSH, L.C.
/s/ Lewis, Rice & Fingersh, L.C.